Exhibit 2.1

EXECUTION VERSION

First Amendment to Stock Purchase Agreement

This FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT (this “Amendment”), effective as of June 12, 2015, is entered into by and among Quality Technology Services Holding, LLC, a Delaware limited liability company (“Purchaser”), Carpathia Holdings, LLC, a Delaware limited liability company (“Seller”), and Carpathia Acquisition, Inc., a Delaware corporation (the “Company”).

WHEREAS, Purchaser, Seller and the Company are parties to that certain Stock Purchase Agreement (the “Agreement”), dated as of May 6, 2015, pursuant to which Seller has agreed to sell to Purchaser, and Purchaser has agreed to purchase from Seller, all of the issued and outstanding shares of capital stock of the Company, upon the terms and subject to the conditions contained therein; and

WHEREAS, the Parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

Section 1. Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Agreement.

Section 2. Amendment and Restatement of Definition. The following definition in Article 1 of the Agreement shall be amended and restated in its entirety as follows:

“Option Holder” means any holder of Seller Options or any recipient of an Equity Sale Bonus.”

Section 3. Addition of Definition. The definition of “Equity Sale Bonus” set forth below shall be added to Article 1 of the Agreement immediately following the definition of “Equity Contribution Agreement”.

“Equity Sale Bonus” means the award to an individual of the right to receive certain cash payments as contemplated by the Sixth Amendment, dated June 4, 2015, to Seller’s Limited Liability Company Agreement, dated May 30, 2008, as further amended from time to time.

Section 4. Amendment to Section 2.3(a). Section 2.3(a) of the Agreement is hereby amended by deleting current Section 2.3(a) and replacing it with the following new Section 2.3(a):

“(a) Seller shall deliver to Purchaser no later than 11:00 a.m. New York time on June 15, 2015, a certificate prepared by Seller (the “Pre-Closing Certificate”), which shall specify Seller’s good faith estimate as of the Effective Time of the (i) Estimated Cash; (ii) the Aggregate Option Cash Payment Amount; (iii) the Estimated Indebtedness separately setting forth the Debt Payments and the Capital Lease Obligations; (iv) the Estimated Company Transaction Expenses (including the Sale Bonus Amounts and the amount of the employer portion of any employment Taxes payable with respect to such Sale Bonus Amounts and with respect to the Aggregate Option Cash Payment Amount); (v) the Working Capital Adjustment; and (vi) the Initial Payment Amount with respect thereto.”

Section 5. Amendment to Section 2.4(b). Section 2.4(b) of the Agreement is hereby amended by inserting “and Equity Sale Bonus amounts” immediately after the reference to “Seller Options”.

Section 6. Amendment to Section 2.4(c). Section 2.4(c) of the Agreement is hereby amended by deleting current Section 2.4(c) and replacing it with the following new Section 2.4(c):

“(c) The Seller covenants that the amount due and payable to each Option Holder under the 2008 Unit Plan and any other documents governing such Option Holder’s Seller Options and/or Equity Sale Bonus, as the case may be, with respect to the cancellation of such Option Holder’s Seller Options and/or payment of such Option Holder’s Equity Sale Bonus, as the case may be, as contemplated herein shall not exceed the amounts therefor set forth in the updated Option Allocation Schedule delivered by Seller to Purchaser in accordance with paragraph (b) above.”

Section 7. Amendment to Section 3.1. Section 3.1 of the Agreement is hereby amended by deleting all text following the reference to the word "email" and replacing all such deleted text with the following ", on June 16, 2015, or such other time, date and location as the Parties hereto agree in writing (the date on which the Closing occurs, the "Closing Date")."

Section 8. Continuation. This Amendment shall be deemed to be part of, and a modification to, the Agreement and shall be governed by the terms of the Agreement, which terms are incorporated herein by reference and are ratified and confirmed. Other than the amendments specifically contained in this Amendment, the Agreement shall continue in full force and effect.

Section 9. Governing Law. This Amendment shall be governed by and construed in accordance with the law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

Section 10. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original and each of which shall constitute one and the same instrument. Any or all of such counterparts may be delivered by facsimile or other electronic transmission.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the day and year first written above.

QUALITY TECHNOLOGY SERVICES HOLDING, LLC

By:	/s/ Shirley E. Goza
	Name:	Shirley E. Goza
	Title:	General Counsel and Secretary

CARPATHIA HOLDINGS, LLC

By:	/s/ Sean C. White
	Name:	Sean C. White
	Title:	Authorized Signatory

CARPATHIA ACQUISITION, INC.

By:	/s/ Sean C. White
	Name:	Sean C. White
	Title:	President and Treasurer

[Signature Page to Amendment to Stock Purchase Agreement]